The Bank Holdings Announces Intent to Acquire Big Sky Property Exchange

The Bank Holdings, Reno, Nevada, parent company of Nevada Security Bank, also of Reno, Nevada, and Big Sky Property Exchange, Bozeman, Montana have announced the execution of a definitive agreement in which The Bank Holdings will purchase all of the outstanding stock of Big Sky at a value of $120,000. Big Sky is a “qualified intermediary” facilitating tax-deferred real estate exchanges under Section 1031 of the Internal Revenue Code primarily in its home state of Montana. Final consummation of the transaction is subject to the approval of the Federal Reserve. Assuming regulatory approval, Big Sky will operate as a subsidiary of The Bank Holdings.

Big Sky Property Exchange, Inc. opened for business in May 2004 under the leadership of Russ Squire and grew from a few exchanges in the first months of operations to over sixty for the year 2005. Big Sky has recruited well experienced staff at its main office at 1807 West Dickerson, with Mike Herrick as President and Ann Johnston as the Senior Exchange Facilitator. The exchange company is supported by a new internet website at www.bigskyexchange.com and additional business development activities are currently underway in Bozeman and surrounding areas.

Big Sky, as a qualified intermediary, selects the financial institution which holds the depositary accounts created as part of the exchange transaction. At December 31, 2005, the exchange balances of Big Sky totaled approximately $3 million which were on deposit at Nevada Security Bank. Following consummation of the acquisition, Big Sky will continue to deposit transaction balances at Nevada Security Bank.

Hal Giomi, Chief Executive Officer of The Bank Holdings, noted that the exchange balances deposited and held by the Bank will increase the Company’s core deposits, decrease the Company’s loan to deposit ratio, decrease the Company’s cost of funds, and support future loan growth. In addition, fee income from Big Sky’s exchange activities will increase fee income, thereby enhancing Company returns. He said “Mike Herrick is a well known local entrepreneur who brings a wealth of experience to this operation, and we have every expectation of solid growth in transactions entered into and completed over this year, and subsequent periods.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $30 million and operates four branches, two in Reno, one in Incline Village, and one in Roseville, California, which is separately branded as Silverado Bank. An additional branch office is scheduled to open in Nevada during the second quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada, California and Montana economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2068